Exhibit 5.1

TAFT STETTINIUS & HOLLISTER LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204

April 30, 2010

Biglari Holdings, Inc.
175 East Houston Street, Suite 1300
San Antonio, Texas 78205

Ladies and Gentlemen:

We have acted as counsel for Biglari Holdings Inc., an Indiana corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 3, 2010 with respect to the offer by the Company to the stockholders of Advance Auto Parts, Inc., a Delaware corporation (“Advance”) to exchange up to 166,164 shares of common stock, stated value $0.50 per share, of the Company (the “Shares”), for shares of common stock, $0.0001 per share, of Advance.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Articles of Incorporation of the Company and all amendments thereto, (b) the Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, that when issued as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Indiana, and we express no opinion as to any matters governed by any laws other than the laws of the State of Indiana and the Federal laws of the United States of America.

Biglari Holdings, Inc.
April 30, 2010

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

Taft Stettinius & Hollister LLP